Exhibit 99.1

SOHU.COM RECEIVES NON-BINDING PROPOSAL FOR

INVESTMENT IN COMMON STOCK AND CONVERTIBLE NOTES

BEIJING, CHINA, December 16, 2015 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group (“Sohu” or the “Company”), today announced that its Board of Directors (the “Board”) has received a preliminary, non-binding indicative proposal (the “Indicative Proposal”) from Dr. Charles Zhang, the Company’s Chairman and Chief Executive Officer, for an investment by a special purpose entity (the “Equity Purchaser”) to be formed by Dr. Zhang and a third-party private equity firm to be identified by him.

Terms of the Indicative Proposal suggest a transaction between the Company and the Equity Purchaser whereby the Equity Purchaser may purchase, in equal purchase price amounts, (i) shares of Common Stock of the Company (with the purchase price per share being at the last sale price of the Common Stock as of the day before the date that a subscription is signed, but subject to a maximum of $50 per share) and (ii) notes convertible into Common Stock of the Company, with interest payable semi-annually at an interest rate, a maturity date, and a conversion price to be determined, for a total purchase price of up to US$600 million in cash. The Indicative Proposal states that the suggested terms are intended for discussion purposes only and are subject to the final expression of the terms of the transactions as set forth in definitive documentation.

A special financing committee of the Board, consisting solely of independent and disinterested directors, will consider and make recommendations to the Board regarding the Indicative Proposal. The special financing committee has retained Kirkland & Ellis as its legal counsel and Barclays Bank PLC as its financial adviser in connection with its review and evaluation of the Indicative Proposal.

The Company cautions investors and others that the Indicative Proposal is non-binding and incomplete, and that no decision has been made by the Board or the special financing committee regarding the Company’s response to the Indicative Proposal. There is no assurance that any definitive proposal will be made by the Equity Purchaser; that any agreement will be reached between the Company and the Equity Purchaser; that an investment by the Equity Purchaser will be completed; or that any other financing transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to this or any other transaction, except as required under applicable law.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal WAP.Sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of popular online games, such as Tian Long Ba Bu (“TLBB”), one of the most popular massively multi-player online (“MMO”) games in China, as well as a number of mobile games. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its nineteenth year of operation.

Safe Harbor Statement

This announcement may contain forward-looking statements. Statements that are not historical facts, including statements about the Company’s expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include the risk that neither a financing transaction based on the Proposal nor any comparable transaction will be completed.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Ms. Linda Bergkamp
Christensen
Tel:	+1 (480) 614-3004
E-mail:	lbergkamp@christensenir.com

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